Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement Nos. 033−47073, 333−06061, 333−27561, 333−72715, 333−76697, 333−104490, 333−124503, 333−131466, 333−147397, 333−153925 and 333−154364 on Form S-8 and Registration Statement No. 333−163330 on Form S-3 of our reports dated November 20, 2012 relating to the consolidated financial statements and consolidated financial statement schedules of The Scotts Miracle−Gro Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
November 20, 2012